Exhibit 10.25

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (the “Agreement”) is made and entered into by Michael Griffith for himself and his spouse, if applicable, and their attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (collectively referred to in this Agreement as “Employee”) and inVentiv Health, Inc. (“inVentiv”), any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies(collectively referred to in this Agreement as the “Company”). This Agreement supersedes all prior employment agreements or employment arrangements of any kind Employee may have entered into with the Company, other than Employee’s rights and obligations under the Enhanced Separation Agreement and General Release of Claims (the “Enhanced Agreement”) to which this Agreement is appended (if that agreement has been signed by Employee) and any obligations of Employee that survive the termination of Employee’s employment expressly or by necessary implication of the Severance and Non-Competition Agreement between Employee and the Company, dated as of May 10, 2014 (the “Severance Agreement”), including without limitation Employee’s non-disclosure, non-competition, non-solicitation, and intellectual property assignment obligations therein (all such obligations, together with Employee’s obligations under the Enhanced Agreement, the “Continuing Obligations”),  a copy of which is attached hereto as Exhibit A. Notwithstanding Section 7(b) of the Severance Agreement, for purposes of this Agreement, “affiliate” and “Affiliated Company” shall not include any other portfolio companies of Thomas H. Lee Partners (or any future private equity parent of inVentiv) which are engaged in a different line of business than inVentiv and are affiliated with inVentiv solely as a result of such common ownership.   This Agreement shall become effective as of the Effective Date as defined in Section ELEVEN below.  In full and fair consideration of the agreements and conditions set forth below, the parties agree as follows:

ONE:Termination from Employment.

Employee acknowledges that his employment with the Company has ended effective March 15, 2016 (“Termination Date”), after which date he warrants that he has not represented and will not represent himself as employed by or associated with the Company or its affiliates or its or their clients.

TWO:Separation Payments and Benefits.

In consideration of Employee’s acceptance of this Agreement and provided that Employee timely signs and does not revoke this Agreement, and continues to abide by the obligations under this Agreement and the Continuing Obligations, the Company agrees to provide Employee with severance benefits as follows:

(a)

Separation Pay. Twelve (12) months’ salary continuation in an amount equal to Five Hundred Twenty-Five Thousand Dollars ($525,000) (the “Separation Pay”).  The Separation Pay will be paid in accordance with the Company’s regular payroll schedule following the Termination Date. Payment of Separation Pay will begin on the next regular payroll date after the Effective Date of this Agreement. The twelve (12)-month period during which Employee receives the Separation Pay shall be called the “Separation Period”.

(i)

No Duty to Mitigate.  Employee shall not be obligated to seek other employment following the Termination Date and no payments under this Agreement, the Enhanced Agreement, or any Equity Documents shall be subject to reduction as a result of any future amounts earned by Employee (so long as not earned in violation of Employee’s post-employment obligations under this or any other agreement with the Company).

(b)

Pro Rata Bonus. A bonus for fiscal year 2016 in an amount equal to that pro rata portion of Employee’s annual bonus which, but for Employee’s termination of employment, would have been earned by Employee during fiscal year 2016, if any (“Pro Rata Bonus”).  The actual amount of the Pro Rata Bonus shall be determined by and in accordance with the terms of the Company’s then-current bonus program and will be paid in 2017 at the time the Company pays its employees bonuses in respect of fiscal year 2016; provided that any such Pro Rata Bonus shall be superseded and replaced by the Separation Bonus (as defined in the Enhanced Agreement) if Employee has executed the Enhanced Agreement.

(c)

COBRA Subsidy. If Employee is eligible for and timely elects health care continuation coverage pursuant to the Consolidated Omnibus Budget and Reconciliation Act (“COBRA”) (which election Employee may make whether or not Employee accepts this Agreement), the

Company agrees to contribute the employer’s portion of such coverage (at the same rate that it contributes from time to time to health insurance premiums for its active employees) during the Separation Period (the “COBRA Subsidy”).  Employee agrees and acknowledges that he will timely contribute toward such COBRA coverage payments the same amount that he is currently contributing toward his health care coverage and that upon the end of the Separation Period and for so long as he remains eligible for such continuation coverage, he will be solely responsible for full payment for such coverage.  Employee agrees to keep the Company informed of his address during the Separation Period.  Employee understands that the Company’s health care plans may change at any time in the ordinary course. In the event that the Company’s payment of the COBRA premium contributions as described under this paragraph, would subject the Company to any tax or penalty under applicable laws and regulations, Employee agrees to work with the Company in good faith to restructure such benefit. The first installment of the COBRA Subsidy will be paid on the next regular payroll date that is at least sixty (60) days following the Termination Date. The first payment will be retroactive to the day following the Termination Date.  In its sole discretion, the Company may, in lieu of the Company contributions described above, make payment directly to Employee of the amounts otherwise to be contributed, in which event Employee shall be responsible for making timely contributions of the full payment for continued coverage.

(d)

Career Transition Assistance.  The Company will provide Employee with three (3) months of executive-level career transition assistance services (“Transition Assistance”) by a firm selected by the Company (including an aggregate cost), provided that such Transition Assistance is commenced by Employee no later than sixty (60) days following the Termination Date.  The Company will begin paying for Transition Assistance on the sixtieth (60th) day following the Termination Date. The first payment will be retroactive to the day following the Termination Date.

(e)	Equity. Subject to any modifications to the foregoing provided for under the express terms of the Enhanced Agreement, if that agreement has been signed by Employee:
(1)	Option Holdings. Employee currently holds options to purchase an aggregate of 36,053 shares of common stock (collectively, the “Options”) of inVentiv Group

Holdings, Inc. (“Holdings”), which were granted under Holdings’ 2010 Equity Incentive Plan (the “Plan”).  21,595 of the Options were granted under the Non-Statutory Stock Option Agreement between Holdings and Employee dated July 2, 2015 (the “Option Agreement”), and 14,458 of the Options were granted under the Non-Statutory Replacement Stock Option Agreement between inVentiv Group Holdings, Inc. and Employee dated July 2, 2015 (the “Replacement Option Agreement”).  As of the Termination Date, 4,687 Options are vested and exercisable (the “Vested Options”), and 31,366 Options are unvested.

(2)

Treatment of Vested Options. Following the Termination Date, the Vested Options shall remain outstanding and exercisable in accordance with the terms of the Option Agreement, as applicable, until the 90th day following the Termination Date.  The Vested Options shall be subject to the terms of the Company’s 2010 Equity Incentive Plan, Replacement Option Agreement, the Stockholders Agreement by and among inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc., inVentiv Acquisition, Inc. and the Investors, Other Investors, and Managers named therein dated as of August 4, 2010 (the “Stockholders Agreement”), and any other agreements existing or to be entered into in the future between Employee and the Company relating to the Company’s equity (collectively, the “Equity Documents”).

(3)

Termination of Unvested Options.  All of Employee’s remaining 31,366 unvested Options shall terminate as of the Termination Date in accordance with the Company’s 2010 Equity Incentive Plan, the Option Agreement and the Replacement Option Agreement.

(4)

Forfeiture of RSUs. Employee currently holds 7,997 restricted stock units (“RSUs”) of Holdings, Inc. pursuant to the Restricted Stock Unit Agreement between Holdings, Inc. and Employee dated June 20, 2014 (the “RSU Agreement”).  All of Employee’s RSUs shall be forfeited and terminated as of the Termination Date in accordance with the terms of the RSU Agreement.

(f)	Vacation Pay, Business Expenses, and Accrued Benefits.

(1)

Vacation.  Employee will be paid, at his final base rate of pay, for any vacation days he had earned but not used as of the Termination Date, determined in accordance with Company policy and as reflected on the books of the Company.

(2)

Business Expenses. Within two (2) weeks following the Termination Date, Employee must submit his final expense reimbursement statement reflecting all business expenses incurred through the Separation Date, if any, for which Employee seeks reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same.  The Company will reimburse Employee for his authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(3)

Accrued Benefits.  Except as otherwise provided under this Agreement or the Additional Separation Agreement, Employee’s participation in all employee benefit plans of the Company ended as of the Termination Date, in accordance with the terms of those plans.  Employee acknowledges that he will not continue to earn paid time off or other similar benefits after the Termination Date.  Employee shall receive all accrued and vested benefits in accordance with the terms of the applicable ERISA benefit plan(s) maintained by the Company.

(g)

Continued Indemnification and D&O Insurance.  The Company will continue to indemnify Employee and hold Employee harmless against third-party claims for acts or omissions that occurred prior to the Termination Date and in connection with Employee’s work for the Company, to the extent provided under the organizational documents of the Company.  Following Employee’s service as a director and/or officer, as applicable, the Company shall cover Employee in the same amount and to the same extent as other former directors and officers generally are covered under any directors’ and officers’ liability insurance the Company maintains from time to time.

(h)

Legal Fees.  The Company will reimburse Employee in an amount up to $15,000 for reasonable legal fees incurred in connection with the negotiation of this Agreement and the Enhanced Agreement, upon Employee’s submission of reasonable substantiation of the same.

THREE:Tax Withholdings.

All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by Employee.

FOUR:Acknowledgments.

Employee acknowledges that the Company has paid all sums owed to him, including but not limited to all salary, business expenses, allowances, vacation pay and other benefits and perks as a result of his employment with the Company and/or the termination of that employment, but excluding amounts due hereunder or pursuant to the Enhanced Agreement.  Employee further acknowledges that in the absence of this Agreement (and his execution and non-revocation of the release of claims set forth in this Agreement), Employee would not be entitled to, among other things, the payments and arrangements specified in Section TWO above.  Employee further acknowledges that he has no rights under any severance, bonus or incentive plan, program or arrangement, and he hereby waives any rights thereto.  None of the foregoing, however, shall affect Employee’s rights under the Enhanced Agreement, if that agreement has been signed by Employee.  Employee acknowledges that his eligibility for healthcare benefits terminates as of the last day of the month in which his employment terminates, except as to any continuation of healthcare benefits for which he may be eligible under law and which he timely elects.

Employee further acknowledges that during the term of his employment with the Company, Employee did not request, did not require, and/or was afforded a full opportunity for Family and Medical Leave Act-related rights.

If Employee is an officer or member of the board of directors of the Company or any of its affiliated companies, Employee hereby acknowledges that he will cooperate in the execution of any document reasonably requested to evidence Employee’s resignation from such position(s).

FIVE:Complete Release.

In exchange for the severance benefits provided to Employee under this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

Employee agrees to release and discharge the Company and any past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers and employee benefit programs of any of them, and their agents and insurers (the “Company Related Parties”) from all claims, actions, suits, losses, obligations, demands, liabilities, costs, expenses and causes of action, known or unknown, of any nature whatsoever, from the beginning of time until the date Employee executes this Agreement, whether at law or in equity, (each individually, a “Claim” and collectively, the “Claims”) which Employee has or may have against the Company or the Company Related Parties related to Employee’s employment with the Company, under the Severance Agreement or otherwise, or the termination of that employment.

Employee also releases any and all Claims he may have under any federal, state or local ordinances, statutes or common law, including but not limited to any Claim for defamation, promissory estoppel, breach of contract, interference with economic advantage, wrongful termination, retaliatory discharge, harassment, discrimination or intentional infliction of emotional distress or under the Age Discrimination In Employment Act, as amended, the Older Workers Benefit Protection Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act of 1993, as amended, Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act of 1990, as amended, the Consolidated Omnibus Budget Reconciliation Act, as amended, the Health Insurance Portability and Accountability Act, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, as amended, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts and any other state or states in which Employee has provided services to the Company; or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or termination of employment.  This also includes a release by Employee of any Claims for wrongful discharge, constructive discharge, whistleblowing, breach of contract, and any common law Claims relating to or arising from his employment or the termination thereof.

This Agreement specifically includes any and all Claims for damages or penalties relating to or in any way connected with the matters referred to herein, whether or not now known or suspected to exist, and whether or not specifically or particularly described or referred to herein.  Employee expressly waives any right or claim of right to assert hereafter that any Claim has, through ignorance, oversight or error, been omitted from the terms of this Agreement.  Employee represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim, known or unknown to exist, or any portion thereof or interest therein, which he has or may have had against the Company or the Company Related Parties.

SIX:No Claims or Lawsuits.

Employee represents that he has not filed any complaints, charges, lawsuits or requests for investigation against the Company, with any local, state or federal agency or court, that he will not do so at any time hereafter with respect to the matters referred to in Section FIVE above, and that if any such agency or court assumes jurisdiction of any complaint or charge against the Company, on behalf of Employee, he will request such agency or court to dismiss the matter.  In addition, Employee promises never to make a Claim or file any complaint, charge, lawsuit or request for investigation asserting any Claims that are released in Section FIVE above against the Company.

Nevertheless, this Agreement does not prevent Employee from (i) reporting or otherwise communicating concerning possible violations of federal law or regulation to or with any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; (ii) filing a charge of discrimination with the Equal Employment Opportunity Commission; (iii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; or (iv) testifying in any cause of action when required to do so by law or if requested to do so by any governmental, administrative or regulatory body with apparent jurisdiction provided that he has notified the Company (where legally permitted) of such governmental, administrative or regulatory request promptly after receipt of such request.  However, except where prohibited by law, Employee waives his right to recover any damages, attorneys’ fees, or other relief in any Claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on Employee’s behalf under the Age Discrimination In Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Americans With Disabilities Act, as amended, and under any Claim on his behalf under any other federal, state or local law. Notwithstanding the foregoing, Employee is not waiving his rights to (i) claims for breaches of this Agreement, (ii) claims for vested and accrued benefits under the Company’s benefit plans, (iii) claims with respect to indemnification and coverage under applicable directors’ and officers’ liability insurance policies, and (iv) claims which may not be released under applicable law.

SEVEN: Confidential Information.

Subject to the second paragraph of Section SIX above and subject to any truthful testimony or document production in the event of any litigation between inVentiv or its affiliates and Employee, Employee agrees that during his employment and at all times after his termination from employment, he is prohibited from disclosing, using or relying on, and must at all times protect, all company confidential information of any kind.  This includes but is not limited to all information regarding the Company’s business, including but not limited to information regarding its business strategy, operations, business development, contracts, risks, risk management strategy, insurance coverage, claims, actual or pending litigation, clients, vendors, financial information, and any other information considered by the Company to be confidential or proprietary to it, but does not include information in the public domain other than as a result of Employee’s wrongful actions.  For the avoidance of doubt, any other similar confidentiality obligations applicable to Employee shall also be subject to (a) the second paragraph of Section SIX above, (b) any truthful testimony or document production in the event of any litigation between the Company and Employee, and (c) exclusions for information in the public domain other than as a result of Employee’s wrongful actions.

EIGHT: Non-Admission of Liability.

This Agreement shall not in any way be construed as an admission by the Company or Employee of any acts of wrongdoing whatsoever against Employee or the Company, respectively, or any other person.   The Company specifically disclaims any liability to or wrongdoing against Employee or any other person.

NINE:Consequences of Employee’s Violation of Agreement.

In event of a breach of the Continuing Obligations or this Agreement, Employee shall forfeit any unpaid benefits provided under Section TWO.  In addition to the forfeiture of the benefits provided under Section TWO, the following shall apply in event of a breach of the Continuing Obligations or this Agreement:

(a)

Except as otherwise provided herein, if Employee breaches Section SIX of this Agreement by filing or refusing to dismiss a complaint, charge, grievance, arbitration, or lawsuit based on claims that Employee has released, Employee will pay for all costs, fees and expenses incurred by any person he complains against or sues in violation of this Agreement in defending against Employee’s claims, including, without limitation, reasonable attorneys’ fees.

(b)

Subject to the foregoing subsection (a), Employee and the Company agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby.

(c)

Furthermore, in the event that Employee breaches this Agreement, Employee acknowledges and agrees that the Company will be damaged irreparably and the Company shall be entitled to an injunction or injunctions to prevent such breach and to enforce specifically this Agreement and the terms, conditions and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

(d)

Notwithstanding the foregoing, the Company shall provide Employee with written notice of any breach of this Agreement and a cure period of 5 business days following receipt of such written notice for Employee to cure such breach, if such breach is curable and not a breach of the non-competition obligations under the Severance Agreement.

TEN:Period for Review and Consideration of Agreement.

Employee acknowledges that he has been given a period of twenty-one (21) calendar days to review and consider this Agreement before signing it.  Employee further acknowledges that he may take as much of this twenty-one (21) day period of time to consider this Agreement as he wishes before signing this Agreement and that his signature within this time is entirely voluntary.  Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.

ELEVEN:Revocation Period.

This Agreement will not become effective or binding on the parties until seven (7) calendar days after it is signed (the “Effective Date”), during which time Employee may revoke this Agreement if he wishes to do so.  Any revocation must be in writing and directed to Eric Green, inVentiv Health, Inc., One Van de Graaff Drive, Burlington, MA 01803.  Employee further understands and agrees that notwithstanding anything contained herein to the contrary, if Employee fails to sign this Agreement on or before the expiration of the twenty-one (21) days of the day Employee received it, or if Employee revokes this Agreement before the expiration of seven (7) days after executing it, this Agreement shall not become effective or enforceable and Employee will not be entitled to receive any payments or benefits under this Agreement not otherwise payable absent this Agreement.

TWELVE:Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Company’s and Employee’s heirs, administrators, representatives, executors, parents, successors, affiliates, and assigns; provided, that, neither party may assign this Agreement other than to a successor in the event of a corporate transaction.

THIRTEEN:Consultation with Attorney.

Company hereby advises Employee to consult an attorney regarding this Agreement.  Employee represents and agrees that he has been advised by the Company to consult an attorney regarding this Agreement, that he has had an adequate opportunity to do so if he so desires, that he has carefully read and fully understands all of the provisions of this Agreement, that he has been given twenty-one (21) days within which to consider this Agreement, and that he is voluntarily entering into this Agreement.

FOURTEEN:Confidentiality of Agreement.

Subject to the second paragraph of Section SIX above, Employee represents and agrees that he will keep the terms (including payment amounts) of this Agreement confidential (except to the extent publicly disclosed by the Company), and that he will not disclose any information concerning this Agreement to anyone, including but not limited to any past or present employee of the Company, except (a) as may be required by law, (b) to his immediate family and as necessary to his attorneys and tax advisors, and (c) to prospective employers or partners in order to demonstrate his ongoing restrictive covenants (and for the avoidance of doubt, Employee may disclose the terms of the Severance Agreement, the operative restrictive covenant provisions only of the this Agreement and the operative restrictive covenant provisions only of the Enhanced Agreement for such purpose), and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.  The Company agrees to keep the terms (including payment amounts) of this Agreement confidential, and that it will not disclose any information concerning this Agreement to anyone, including but not limited to any past or present employee of the Company, except (a) to those having a business need to know, (b) in SEC filings or other governmental filings, and (c) as may be required to be disclosed by law.

FIFTEEN:Entire Agreement.

This Agreement (together with the Enhanced Agreement, if that agreement has been signed by Employee) sets forth the entire agreement between the parties, and fully supersedes any and all prior oral or written agreements or understandings between the parties pertaining to the subject matter of this Agreement, although nothing in this Agreement shall be read to diminish or affect the validity of Employee’s Continuing Obligations or Employee’s obligations set forth in the Equity Documents.  This Agreement can be modified, amended or revoked only by express written consent signed by both Employee and the Company.  Employee acknowledges that in executing this Agreement, he has not relied on any other representation, statement, agreement or promise by the Company regarding this Agreement other than those expressly contained herein.

SIXTEEN:Severability.

Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

SEVENTEEN:Return of Company Property.

As a material condition of this Agreement, Employee further represents and warrants that he has transferred to the Company all property and information of the Company or the Company’s clients which came into his possession or were developed by him in the course of his employment with the Company, including but not limited to project files, keys, reports, customer lists, credit cards, computers, facsimile machines, furniture, office supplies, pagers, printers or cars.  Employee further represents and warrants that he has retained no copies of any such materials or other items; and further, if he should discover that any such materials or other items, or copies thereof, are in his possession or control, he will promptly return them to the Company without disclosure to others.  If Employee fails to return the items detailed in this paragraph before execution of this Agreement, or if the items returned are discovered to be damaged, incomplete, or otherwise not in the same condition as when provided to employee, the Company shall, if Employee has breached this obligation, have no obligation to pay Employee the monies detailed in Section TWO; provided that in the event of damage to Company physical property, the Company shall reduce the payments by the cost of such damage.  Employee shall not be viewed as in breach of this Section SEVENTEEN unless and until the Company has provided Employee with written notice of his failure to comply and Employee has not complied within 5 days following receipt of such written notice, so long as Employee has not otherwise violated his obligations under this Agreement with respect to such property or information (for example, by disclosing such information to a third party). Also, all Company-sponsored credit cards must have a zero (0) balance prior to the payment of the severance benefits or the making of the other beneficial arrangements provided herein. Furthermore, recognizing that Employee’s employment with the Company has terminated as of the Termination Date, Employee agrees that he will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation the electronic mail system.  Further, Employee acknowledges that he has disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which Employee has password-protected  on any computer equipment, network or system of the Company.  Notwithstanding the foregoing, Employee shall be permitted to retain any compensation-related information or information reasonably needed for tax planning or preparation purposes, and the Company shall attempt in good faith to provide Employee with a copy of any of Employee’s personal contacts, calendar, correspondence unrelated to the Company’s business, to the extent such information can be efficiently identified and separated.

EIGHTEEN:Company Investigations.

                        Employee agrees to make himself reasonably available to and cooperate reasonably with the Company in any internal investigation or administrative, regulatory, or judicial proceeding.  Employee understands and agrees that his cooperation would include, but not be limited to, providing factual information about which he has knowledge due to his employment with the Company, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to prepare for and give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and, to the extent legally permitted, turning over all relevant documents which are or may come into his possession.  Any such cooperation shall be subject to Employee’s reasonable business and personal commitments and shall not require Employee to cooperate against his own legal interests or the legal interests of any future employer Employee understands that in the event the Company asks for his cooperation in accordance with this provision, the Company will reimburse him for reasonable expenses (including travel expenses in accordance with Company policy), approved by the Company in advance, upon his submission of appropriate documentation. If Employee is required to render more than 15 hours of service in any three-month period, he shall be compensated by the Company, to the extent permitted by applicable laws, at the rate of $300 per hour for such excess hours.

NINETEEN:	Governing Law.

This Agreement is made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts without regard to Massachusetts law regarding choice of law.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  In the event of any dispute regarding this Agreement, Employee hereby consents and submits to the exclusive jurisdiction of the federal and state courts in and of the Commonwealth of Massachusetts.

TWENTY:	Non-Disparagement.

Subject to the second paragraph of Section SIX above and the first sentence of SECTION SEVEN above, Employee agrees that he has not and will not disclose any negative, adverse or derogatory comments that would be reasonably expected to constitute disparagement or that would reasonably be considered derogatory or detrimental to the good name or business reputation of the Company or the Company Related Parties (other than shareholders who acquired shares of the Company’s common stock in or subsequent to an initial public offering), except that nothing in this provision shall be deemed to limit or affect Employee’s giving truthful testimony under oath pursuant to a subpoena or as otherwise required by law.  The Company will use reasonable efforts to instruct its senior officers and directors to not disparage Employee at any time, and shall not make any public statements that would be reasonably expected to constitute disparagement of Employee other than as required by law or as part of an SEC or other governmental filing.

TWENTY-ONE:  No Re-Employment Obligation.

Employee agrees that in the event he re-applies for employment (or engagement as an independent contractor) with the Company, the Company shall have no obligation to re-hire or engage him.

  TWENTY-TWO:Counterparts.

This Agreement may be executed in one (1) or more counterparts, including by facsimile copies or by electronic scan copies delivered by email, each of which shall be deemed an original and all of which together shall constitute one (1) instrument.

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PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

inVentiv Health, Inc.

/s/ Michael Griffith_________/s/ Eric Green_______

By: MICHAEL GRIFFITHBy:  Eric R. Green

Title: General Counsel

Date: March 16, 2016	Date: March 16, 2016